14.1

                    TO THE VALUED MEMBERS OF OUR PIONEER TEAM


Dating back to our inception in 1976, Pioneer has remained focused on providing the highest quality of behavioral health care services. We continually demonstrate the compassion, honesty, and judgment that is expected and required of a leading health care provider.

To further our reputation as an industry leader, we must continue to hold ourselves to the highest professional standards, as we respond to the needs of our patients and their families, our Pioneer colleagues, contractors, third-party payors, and shareholders.

In order to show our commitment to ongoing quality care, we have updated our Corporate Compliance Plan. As it is impossible to address every circumstance that may arise, the Corporate Compliance Plan gives us a general legal and ethical framework under which to operate on a daily basis. The Corporate Compliance Plan covers a range of topics, including quality of patient care, billing and coding integrity, protection of property, and health and safety. We have attached a copy for your reference, and ask that you sign the acknowledgment form, stating that you have read and understand the Corporate Compliance Plan.

If you have any questions about the Corporate Compliance Plan, or if you have questions regarding any compliance matters, please use the reporting mechanisms that are available to you. We all must feel comfortable seeking guidance from, and reporting issues to, our supervisors, managers, the Facility Compliance Liaisons, and the Compliance Officer. We also have our toll-free Corporate Compliance Hotline (800-543-2447 ext. 1250), which is available 24 hours per day, 365 days per year. You may call the hotline anonymously and without fear of retaliation, to report potential violations of patient rights, professional standards of conduct, billing fraud and abuse, HIPAA and patient confidentiality, conflicts of interest, and other compliance concerns. You should provide as many specific details as possible, so that the Compliance Officer will have enough information to conduct appropriate follow-up activities.

We thank you for your continued commitment to quality care, and wish you both professional and personal success as a member of the Pioneer team.




Bruce A. Shear                                 Andy DeMayo, Esq.
Chairman and Chief Executive Officer           Director of Corporate Services /
                                               Compliance Officer



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                               MISSION AND VALUES

The Mission of Pioneer is to make a positive difference in the lives of our patients and their families by providing the highest quality health care services. To accomplish our Mission, we focus on the five Values, which emphasize our ongoing commitment to quality care, professional ethics, and industry leadership.

Quality of Patient Care - With a knowledgeable and trained professional staff, we provide the highest quality of care to our patients. We respond to our patients' clinical needs and are understanding of their individual personal concerns.

Corporate Responsibility - We conduct all aspects of our business by adhering to
personal  and  professional   ethics,   with  our  cornerstones  being  honesty,
integrity, and trust.

Pioneer Team Members - We recruit, train, and develop talented, motivated, and goal-oriented individuals. We communicate with one another in an open, honest, and respectful manner, welcoming the individuality of our peers and embracing our common goals.

Industry Leadership - We strive to become a leader in the behavioral health care industry through strategic expansion, superior clinical care, and recognition in the communities we serve.

Results-Oriented - We demonstrate to our shareholders and clients that we are committed to positive outcomes, by striving to excel in our financial and operational performance.

All members of the Pioneer team are committed to observing and performing the Mission and Values.

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
                          THE CORPORATE COMPLIANCE PLAN

                          CORPORATE COMPLIANCE PROGRAM

The Corporate Compliance Program has been developed to demonstrate our ongoing commitment to the highest standards of professional and business ethics, as well as compliance with all laws, rules, and regulations governing the health care industry. This commitment permeates all levels of our organization. The Corporate Compliance Program was established by the Compliance Oversight
Committee and implemented by the Compliance Officer. Each of Pioneer's facilities has Facility Compliance Liaisons to provide the support necessary to meet our compliance goals.

The Corporate Compliance Program is continually monitored by the Compliance Officer to ensure that we remain in compliance with changing and newly enacted laws and regulations.

For employees who may be covered by a collective bargaining agreement, in the event there is any conflict between that agreement and this Corporate Compliance Plan, the agreement will govern.

                       THE COMPLIANCE OVERSIGHT COMMITTEE

The Compliance Oversight Committee consists of the members of Pioneer's Executive Committee and the Compliance Officer. The Compliance Officer receives reports on the operational functions and compliance issues impacting our facilities via the Facility Compliance Liaisons and other facility staff members. The Compliance Officer reports the information on a regular basis to the Compliance Oversight Committee. The Compliance Oversight Committee then works to design new policies and procedures or initiate activities to remedy any reported compliance deficiencies.

                             THE COMPLIANCE OFFICER

The Compliance Officer is a member of the Compliance Oversight Committee, and serves in an advisory role to the Executive Committee. The Compliance Officer also acts as an intermediary between the Compliance Oversight Committee and the Facility Compliance Liaisons. If the Compliance Oversight Committee recommends the implementation of a new policy or procedure, the Compliance Officer ensures its implementation by working closely with the Facility Compliance Liaisons. The Facility Compliance Liaisons immediately communicate to the Compliance Officer any issues related to the Corporate Compliance Program, including general compliance questions and potential or actual violations of laws or policies. The Compliance Officer then determines how the issues may be resolved. When necessary, the Compliance Officer works with the Compliance Oversight Committee or outside legal counsel to determine the most appropriate course of action. The result may require an amendment to a current policy, creation of a new policy, employee discipline, enhanced training at a facility, or other remediation.


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                   FACILITY COMPLIANCE LIAISONS

One Facility Compliance Liaison is appointed by the Compliance Officer at each facility in order to identify and respond to any issues related to the Corporate Compliance Program. The Facility Compliance Liaisons focus on the day-to-day operations of the facility, and ensure that the staff members maintain compliance with the Corporate Compliance Program. The Facility Compliance Liaisons are easily accessible to all individuals who have comments, suggestions, or wish to report a potential or actual violation of laws or company policies. The Facility Compliance Liaisons speak regularly with the Compliance Officer, making recommendations for new and existing policies, and reporting potential or actual violations of laws or company policies.

                             FACILITY HIPAA LIAISONS

One Facility HIPAA Privacy Liaison and one HIPAA Security Liaison are appointed by the Compliance Officer at each facility in order to oversee compliance with the privacy and security regulations of the Health Insurance Portability and
Accountability Act of 1996 ("HIPAA"). The Facility HIPAA Liaisons are responsible for overseeing and managing each facility's development, maintenance, and compliance with all policies and procedures related to the privacy, confidentiality, and security of patients' protected health information. The HIPAA Privacy Liaisons monitor compliance with areas, including patients' access to medical records, disclosures of protected health information, restrictions on the uses of protected health information, amendments to medical records, contractual relationships with business associates, and HIPAA training sessions. The HIPAA Security Liaisons monitor compliance with areas, including the physical security of protected health information, the usage of protected health information by external parties, investigation of security breaches, and reduction of the harm caused by disrupted access to protected health information. The Facility HIPAA Liaisons are easily accessible to all individuals who have comments, suggestions, or wish to report a potential or actual violation of confidentiality or security laws or company policies.

                             QUALITY OF PATIENT CARE

We are committed to providing high-quality patient care, by exhibiting compassion, integrity, and innovation. We will treat all of our patients and their families with the highest level of consideration and respect, while continually respecting their dignity and right to privacy.

o We will provide all of our patients with high-quality behavioral health care services.

o We will not discriminate based on race, color, religion, sex, age, marital status, national origin, veterans status, or disability.

o Our patients and their families have the right to request and receive information regarding the identity and professional qualifications of all personnel involved in the patients' care.

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
o We will honor the patients' right to participate in all decisions regarding their health care, including the refusal of treatment to the extent permitted by law, and we will keep the patients informed of the consequences of any action taken. We will provide patients with adequate and accurate information concerning clinical decisions and treatments, so they will be fully informed.

o Patients have the right to voice their opinions about the care and services we provide.

o We will promptly and courteously answer all questions from patients and their families, or, when necessary, refer the question to another source better suited to respond.

o We will develop and maintain complete, accurate, and legible patient medical records, which shall be stored in a confidential setting.

o We will only employ those personnel with proper credentials, experience, and expertise to meet the needs of our patients.

o Only individuals with valid licenses or credentials shall perform direct clinical care.

o We will participate in continuing education programs to ensure our understanding of evolving industry standards, as well as compliance with newly enacted laws, rules, and regulations.

o We will routinely assess and evaluate our clinical protocols to ensure compliance with current standards of practice and relevant laws and regulations.

o We will provide only those health care services that are medically necessary, appropriate, safe, and in compliance with all standards of practice and relevant laws, rules, and regulations.

                  COMPLIANCE WITH LAWS, RULES, AND REGULATIONS

We will act in accordance with all applicable laws, rules, and regulations in order to provide the highest quality of care and maintain the integrity of our organization.

o We will not pursue any business opportunity that would require us to engage in illegal or unethical behavior.

o We understand that if we violate the law or the company's policies and procedures, or knowingly fail to report such a violation, we will be subject to disciplinary action. Depending on the specific violation, Pioneer may take disciplinary action up to and including termination, as well as referral to law enforcement, government agencies, or professional licensing boards, as applicable.


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
o We will abide by all of the legal and ethical guidelines pertaining to the confidentiality of patient medical records and other protected health information. Absent either a valid authorization signed by the patient or a court order signed by a judge or magistrate, all information about a patient's condition, care, treatment, personal affairs, or medical records will only be discussed with the patient, the patient's legal representative (when appropriate custodial paperwork is received), the clinical staff involved in the patient's direct care, or whose job responsibilities specifically require knowledge of such confidential information.

o We will not offer, pay, solicit, or receive any remuneration to or from an individual or entity, whether that remuneration is in cash or in kind, in order to induce patient referrals or arrange for the provision of other healthcare items and services. Such prohibited remuneration includes kickbacks, bribes, rebates, or other compensation, which are paid in order to obtain or provide patient referrals.

o All contractual arrangements with non-full-time clinical staff and referral sources must be reviewed and approved by the Compliance Officer, and executed by a member of the Executive Committee. Such agreements must provide fair market value rates for actual services rendered. Every payment made pursuant to the agreements must be supported by proper documentation, indicating that the contracted services were performed in an acceptable, legal manner.

o For those facilities that obtain payment from government payors, including Medicare and Medicaid, we will not knowingly employ or contract with any individual or entity who is listed by any state or federal agency as being sanctioned, disbarred, or otherwise ineligible to participate in state or federally funded health care programs. All employees and contractors will be informed that sanction checks will be performed at the time of engagement and, when warranted, any time thereafter. All employees and contractors also shall be informed that their employment or engagement may be suspended or terminated, pending the results of the sanction checks.

o All employees and contractors will be required to report to the Facility Compliance Liaison or Compliance Officer any felony or misdemeanor arrests and convictions during the term of their employment or contract. All employees and contractors will be informed that criminal background checks will be performed at the time of engagement and, when warranted, any time thereafter. All employees and contractors also shall be informed that their employment or engagement may be suspended or terminated, pending the results of the criminal background checks.

o As employees of an organization whose securities are traded publicly, we will not release insider, non-public information that could affect an investor's decision to buy or sell our stock. We will neither trade our stock, nor provide tips to others to trade our stock, based on non-public information we acquired during our employment. We also will not divulge any non-public information pertaining to our vendors, contractors, or other organizations with whom we deal during the course of business. All employees and contractors shall consult Pioneer's policies and procedures or contact the Executive Committee if they have questions about these restrictions, or to report a potential or actual violation.



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
o We will preserve Pioneer's intellectual property rights, including copyrights, trademarks, and service marks. We also will honor the intellectual property rights of others by obtaining authorization from the copyright holder prior to copying any newsletters, magazines, journals, articles, computer software, or other copyrighted materials.

o We will not make false, misleading, or inaccurate statements to government agencies or payors, nor shall we bribe or offer inducements to any governmental or political official or representative of a payor.

o We will ensure that all data, reports, and records, including financial records, accounting entries, materials submitted to payors and other documentation pertaining to our business, are complete, accurate, and truthful. If we discover an error or omission, we immediately will notify our supervisor, the Facility Compliance Liaison, or the Compliance Officer.

o We will retain all business-related records in accordance with applicable laws, rules, regulations, and policies.

                          BILLING AND CODING INTEGRITY

We will maintain honesty, accuracy, and integrity in all activities involving billing, coding, and support documentation.

o We will only submit for payment or reimbursement claims for services actually rendered and evidenced by an accurate and legible note in a patient's medical record. Under no circumstances will we submit a claim for payment or reimbursement that is false, fraudulent, incomplete, or otherwise inaccurate.

o We will only submit claims for services based on documentation that complies with the applicable community standards of practice, such as medical necessity.

o We will train and monitor all applicable staff in the proper usage of codes and appropriate rates.

o We will enter and issue claims in a timely manner, including bills issued to patients for co-payments and deductibles. In addition, we will ensure that claims are filed in accordance with all applicable laws, rules, regulations and company policies.


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
o We will timely review all Explanation of Benefits forms, and verify that all payments received relate to services actually rendered. All rejected invoices will be promptly investigated and reissued only after the necessary corrections are made.

o We will take immediate steps to alert the appropriate entity or individual if we discover inaccuracies in claims that have been submitted for reimbursement. If we receive any money that was not due to us, we will promptly issue a refund.

                         AVOIDING CONFLICTS OF INTEREST

We will take all steps to avoid conflicts and the appearance of conflicts that may arise between our personal interests and our duties and responsibilities as members of the Pioneer team.

o We will seek advanced written approval from Pioneer's management before engaging in any situation that may create an actual conflict of loyalty or interest, or the appearance of such a conflict. For those situations in which we are unsure if a conflict exists, we first will seek the guidance of our supervisor, the Facility Compliance Liaison, or the Compliance Officer.

o Pioneer allows employees to hold jobs outside of the organization, as long as those employees can effectively continue meeting Pioneer's performance standards. We may not hold other jobs if such activity is expressly prohibited by contract, or if an actual or potential conflict of interest is created by such other employment. It is our responsibility to take the necessary steps to confirm the propriety of our actions in advance.

o We will not establish an association or other connection with any individual or organization, whose operation conflicts with Pioneer's stated Mission and Values, and policies and procedures.

o We will not solicit or accept gifts, favors, or hospitality of considerable value from patients, visitors, vendors, referral sources, or other organizations with which we conduct business. "Considerable value" refers to a gift, favor, or hospitality, including entertainment, meals, and tickets, with a high fair market value. We will track and monitor the gifts we receive, to ensure that they are provided in the normal course of Pioneer's legitimate business activities.

o We will not solicit or accept money or cash equivalents, including gift certificates, in any amount from any source. Any employee who receives such a monetary gift immediately should contact their supervisor, the Facility Compliance Liaison, or the Compliance Officer.


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
o We will not solicit or accept gifts, favors, or hospitality of any value, whether or not of considerable value, if it appears or might appear that the donor is seeking to influence our decisions.

o We will not offer or provide gifts, favors, or hospitality to organizations with which we conduct business, except for infrequent, modest business courtesies. Such business courtesies shall be tracked and monitored to ensure that they are infrequent, of nominal value, and provided in the normal course of Pioneer's legitimate business activities.

o We will not offer or provide gifts, favors, or hospitality to any individual or entity, regardless of the frequency or value, if it appears or might appear that we are seeking to influence the recipient's decisions.

o We will not solicit, accept, offer, or provide gifts, favors, or hospitality from or to a government agency, government official, law enforcement officer, or member of a judiciary, regardless of the amount, frequency, and type of such gift.

o While we are allowed and encouraged to take part in the political process, we will not contribute money or resources to candidates, elected representatives, political parties, or political organizations on behalf of the company, nor will we use company funds to support a particular candidate or issue.

o We will work productively to promote Pioneer's business while on the company's time.

o We will transact business in furtherance of Pioneer's best interests, by working with those individuals and companies that operate with the integrity and ethical standards shared by Pioneer.

o We immediately will report any potential conflicts of interest concerning ourselves, our family members, and our colleagues to our supervisor, the Facility Compliance Liaison, or the Compliance Officer.

                             PROTECTION OF PROPERTY

We are committed to protecting our organization's and patients' assets and property from theft, loss, waste, or misuse.

o We will be held responsible and accountable for the proper expenditure of Pioneer's funds and the appropriate use of Pioneer's property. We will recognize and abide by our duty to protect and preserve Pioneer's assets, property, and facilities.

o We will obtain prior approval from the appropriate level of Pioneer's management prior to the commitment or expenditure of any Pioneer funds.

o We will follow all policies and procedures related to the handling and recording of funds and property that are received in the course of conducting our business.


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o    We accept our duty to safeguard the property of our patients and visitors.

o    We  will  dispose  of  surplus,  obsolete,  or  unusable  property  only in
     accordance  with  Pioneer's  policies  and  procedures.   Pioneer  strictly
     prohibits any unauthorized removal or disposal of property.

o As all of Pioneer's internal information and publications, including policies and procedures, facility listings, organizational charts, patient and provider information, and customer lists are the property of Pioneer, we will not copy or communicate this information to any unauthorized person, whether within or outside the organization.

o We will use Pioneer's computer networks, e-mail systems, and software only for authorized purposes, which are directly related to our job functions. We understand that the company may monitor our e-mail and any information stored or retrieved on our work computers at any time.

                                HEALTH AND SAFETY

We are committed to providing a safe environment for our patients, employees, and visitors.

o We will promote sound environmental and safety practices, which prevent, detect, and monitor damage to our facilities.

o We will handle hazardous materials and other medical waste in accordance with all applicable laws, rules, and regulations.

o We will take all necessary precautions to ensure our safety, as well as the safety of our patients, visitors, peers, and other personnel.

o We will maintain a workplace free from violence. Weapons of any kind are prohibited on company property, as is all conduct that may be deemed threatening, violent, intimidating, or harassing.

o To ensure the safety and well being of our patients and colleagues, we are committed to maintaining an alcohol-free work environment. We will not use, possess, or be under the influence of alcohol while on company property or on company time.

o We will not manufacture, distribute, use, possess, or be under the influence of any controlled substances, including illegal narcotics and prescription medications for which we do not have a valid prescription. We understand that this requirement applies both while we are on company property and company time, as well as during our personal time away from the work environment, since such behavior may adversely affect our company's reputation within the communities we serve. We are subject to drug testing at the time of our employment, and anytime thereafter, in accordance with Pioneer's policies and procedures.

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o    We will  immediately  report to our  supervisor or the Facility  Compliance
     Liaison all accidents involving a patient, visitor, or employee. We will complete and submit a detailed incident report, in accordance with Pioneer's policies and procedures.

o We will be familiar with emergency plans and risk management policies and procedures. We will have access to information pertaining to fire, disaster, and other emergency plans.

o We will ensure that all pharmaceutical products are properly stored, secured, and inventoried. We will promptly report missing pharmaceutical supplies or substances to our supervisor or the Facility Compliance Liaison.

                                EMPLOYEE SERVICES

We are committed to treating all employees in a fair and equitable manner, while helping them to achieve their full potential.

o We will receive the highest levels of respect and consideration in the workplace. Pioneer does not accept inequitable or unfair treatment or harassment of any type. Unfair treatment includes, but is not limited to, unlawful discriminatory practices or harassment based on sex, age, race, national origin, religion, disability, or any other characteristic protected by law. Unlawful harassment includes, but is not limited to, slurs, epithets, threats, derogatory comments, and unwelcome or offensive jokes. In addition, unlawful harassment may result from verbal and physical conduct of a sexual nature by any employee, supervisor, manager, physician, or other individual. Such unlawful conduct includes sexual advances, requests for sexual favors, uninvited touching, or sexual comments that tend to create an intimidating, hostile, or offensive work environment. Any employee, supervisor, or manager who becomes aware of any unlawful harassment, whether or not that employee is directly affected, must immediately act in accordance with Pioneer's harassment policy by advising a supervisor, the facility's Human Resources Representative, the facility's Chief Executive Officer, Pioneer's Director of Human Resources, the Compliance Officer, Pioneer's Executive Committee, or the Corporate Compliance Hotline.

o We are required to abide by the standards of our profession, and exercise reasonable judgment and objectivity in the performance of our duties.

o We will ensure that each individual is provided equal employment and advancement opportunities regardless of sex, age, race, national origin, religion, and disability. This equal opportunity practice relates to all personnel matters, including, but not limited to, compensation, benefits, training, promotions, transfers, layoffs, and recalls from layoffs.

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
o We will not sign or witness any legal documents on behalf of Pioneer. If requested to do so, we will refer the matter to our supervisor, Facility Compliance Liaison, or the Compliance Officer.

o We will demonstrate respect, consideration, and courteousness when working with one another, regardless of our position or status within the organization.

o We understand that our work areas and computer systems are the property of Pioneer, and may be subject to search upon a reasonable suspicion of wrongdoing.

o We will properly maintain and remain current on the requirements of our licenses, certifications, and other credentials. We immediately must report any limitations or revocations of such credentials to our supervisor, Facility Compliance Liaison, or Compliance Officer.

                               OPEN COMMUNICATION

We will foster an environment that encourages open and honest communication.

o We will share ideas, resolve problems or concerns, and treat all opinions with respect and consideration.

o We will raise legitimate questions or concerns in an appropriate, timely, and efficient manner, without fear of retaliation.

o We will strive to understand the duties, responsibilities, and challenges that face our colleagues on a daily basis.

o Supervisors and managers will respond in a timely and appropriate manner to all questions and concerns brought to their attention.

o We will be truthful and accurate in our advertising and public relations activities. Prior to distribution, we will share with the Compliance Officer any advertising or public relations information.


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                                 ACKNOWLEDGMENT

I acknowledge that I have received, read, and understand Pioneer's Mission and Values and the Corporate Compliance Plan. I further acknowledge that I will, at all times, act in accordance with these materials, and that I am not presently aware of any activity, relationship, or conduct that may be considered a violation of the Mission and Values or the Corporate Compliance Plan.


_______________________________________                 ____________________
Signature                                               Date


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Print Name




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